Exhibit 23




                          Independent Auditor's Consent



The Board of Directors
WebTrends Corporation:


We consent to the incorporation by reference in the Form 8-K of NetIQ Corporation of our report dated January 19, 2001, relating to the balance sheets of WebTrends Corporation as of December 31, 1999 and 2000, and the related statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ending December 31, 2000, which report appears in the annual report on Form 10-K of WebTrends Corporation.


By: /s/ KPMG LLP
   ----------------------

Portland, Oregon
April 6, 2001